CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 9 to Registration Statement No. 333-56203 on Form N-1A of our reports dated July 20, 2007, relating to the financial statements and financial highlights of BlackRock International Fund, one of the series constituting BlackRock Series, Inc. and of BlackRock Master International Portfolio, one of the series constituting BlackRock Master Trust (the “Trust”), appearing in the corresponding Annual Reports on Form N-CSR of the Fund and of the Trust for the year ended May 31, 2007, and to the references to us under the heading “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are parts of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

September 26, 2007